EXHIBIT 5.1

UNGARETTI & HARRIS LLP

70 W. Madison St., Suite 3500

Chicago, IL 60602

Telephone: (312) 977-4400 / Facsimile: (312) 977-4405 / www.uhlaw.com

August 14, 2014

PCTEL, Inc.

471 Brighton Drive

Bloomingdale, Illinois 60108

RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 750,000 shares of your Common Stock (the “Shares”) reserved for issuance pursuant to the PCTEL, Inc. Employee Stock Purchase Plan (the “Plan”). As your counsel in connection with this matter, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

It is our opinion that, when issued and sold in the manner described in the Plan, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ UNGARETTI & HARRIS LLP

UNGARETTI & HARRIS LLP